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                                 Exhibit 99.1


     SunGard Completes Acquisition of Comdisco Business Continuity Assets

       Combined Business Enhances Client Services and Product Offerings

Wayne, PA and Rosemont, IL, November 15, 2001 - SunGard (NYSE:SDS), a global leader in integrated IT solutions and eProcessing for financial services, and Comdisco, Inc. (NYSE:CDO) announced today completion of the sale of Comdisco's Availability Solutions business to SunGard. Earlier today, the U.S. Circuit Court of Appeals for the District of Columbia denied the motion by the U.S. Department of Justice to delay closing pending a possible appeal of yesterday's ruling by the U.S. District Court for the District of Columbia. The District Court ruled in SunGard's favor in the antitrust suit brought by the Justice Department seeking to block the transaction.

The total purchase price was $825 million in cash, plus approximately $25 million paid for working capital received in excess of agreed-upon levels. SunGard did not assume any Comdisco bank or public debt, but funded the transaction in part with $450 million of new bank debt. Included in the transaction are Comdisco's U.S.-based Availability Solutions unit, as well as its professional services organization, Web-hosting business and related operations in the United Kingdom and France.

James L. Mann, chairman and chief executive officer of SunGard, commented, "SunGard's acquisition of Comdisco's business continuity assets ensures the presence of a financially solid, hardware-neutral vendor, focused on the best interests of all customers. Importantly, customers will benefit from a greater geographic presence with more facilities, platforms, network capacity and technical personnel, with increased operating efficiencies."

"Comdisco and SunGard both have extremely capable staffs that will work together to support our combined customer base. We have always been impressed by the dedication of Comdisco's availability solutions personnel, and we welcome them to our company," Mr. Mann added.

Norm Blake, chairman and chief executive officer of Comdisco, said, "We are very pleased to be able to complete this transaction with SunGard, which is clearly in the best interests of all the Comdisco stakeholders. The transaction not only brings the highest and best value for the business, but will assure the delivery of the highest level of service to our customers, while creating excellent opportunities for our employees. We are actively at work with SunGard to ensure a seamless transition."

SunGard will provide additional information regarding this acquisition early next week. At that time, SunGard will also conduct a Web cast, details of which will be issued closer to the event.

About SunGard Business Continuity and Internet Services
SunGard Business Continuity and Internet Services is an operating group of SunGard that offers its clients a complete range of enterprise IT services - planning, building, protecting and managing corporate IT assets. SunGard Recovery Services provides business continuity services including high-availability infrastructure/electronic vaulting services, hot-and-cold sites, recovery network services and work group recovery. SunGard eSourcing specializes in complex managed hosting services, comprehensive system and network management services, high-performance Internet access and high-bandwidth networking. SunGard Planning Solutions provides business continuity consulting services, technical consulting services, and client server and web-enabled business continuity planning software.
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About SunGard
SunGard (NYSE:SDS) is a global leader in integrated IT solutions and eProcessing for financial services. SunGard is also the pioneer and a leading provider of high-availability infrastructure for business continuity. With annual revenues in excess of $1 billion, SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world's 50 largest financial services institutions. Visit SunGard at www.sungard.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995 Statements about the Company's outlook for 2001, statements about the expected effects on SunGard of the acquisition of Comdisco's business continuity assets and all other statements in this release other than historical facts are forward-looking statements that are subject to risks and uncertainties that may change at any time and differ from actual results. Forward-looking statements include information about possible or assumed future financial results of SunGard and usually contain words such as "believes," "intends," "expects," "anticipates," or similar expressions. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as the timing and magnitude of software sales, the ramifications of the events of September 11, 2001, the effect of general economic and market issues on software and services buying decisions, the timing and scope of technological advances, the integration and performance of acquired businesses, including the availability solutions business of Comdisco, the prospects for future acquisitions, the ability to attract and retain key personnel, and the overall condition of the financial services industry. The factors set forth in this paragraph and other factors which may affect SunGard or its ability to complete acquisitions and realize the expected benefits of acquisitions, as and when applicable, are discussed in SunGard's filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from SunGard without charge.

For more information contact:

Madeline Hopkins (610) 341-4357

Michael J. Ruane (610) 341-8709

For Comdisco: Mary Moster (847) 518-5147